Free Writing Prospectus
Filed Pursuant to Rule 433

Registration Number 333-223639

Ford Motor Credit Company LLC

Final Term Sheet

3.813% Notes due 2021

4.687% Notes due 2025
Floating Rate Notes due 2021

3.813% Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 6, 2018

Settlement Date:	August 9, 2018 (T+3)

Stated Maturity:	October 12, 2021

Principal Amount:	$1,150,000,000

Interest Rate:	3.813%

Benchmark Treasury:	2.625% due July 15, 2021

Benchmark Treasury Yield and Price:	2.733%; 99-22¼

Spread to Benchmark Treasury:	+108 basis points

Yield to Maturity:	3.813%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$1,147,125,000 (99.750%)

Interest Payment Dates:	Semi-annually on each April 12 and October 12, beginning October 12, 2018 (short first coupon)

Redemption Provision:	None.

Joint Book-Running Managers:

Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Banco Bradesco BBI S.A.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.

Co-Managers:	BB Securities Ltd. Scotia Capital (USA) Inc. Standard Chartered Bank

CUSIP/ISIN:	345397ZH9 / US345397ZH93

4.687% Notes due 2025

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 6, 2018

Settlement Date:	August 9, 2018 (T+3)

Stated Maturity:	June 9, 2025

Principal Amount:	$600,000,000

Interest Rate:	4.687%

Benchmark Treasury:	2.875% due July 31, 2025

Benchmark Treasury Yield and Price:	2.887%; 99-29+

Spread to Benchmark Treasury:	+180 basis points

Yield to Maturity:	4.687%

Price to Public:	100.000% of principal amount plus accrued interest from the Settlement Date

Underwriting Discount:	0.400%

Net Proceeds (Before Expenses) to Issuer:	$597,600,000 (99.600%)

Interest Payment Dates:	Semi-annually on each June 9 and December 9, beginning December 9, 2018 (short first coupon)

Redemption Provision:

The 2025 Notes may be redeemed, in whole or in part, on or after April 9, 2025, the date that is two months prior to the maturity date at a redemption price equal to 100% of the principal amount of the 2025 Notes to the redeemed, plus accrued and unpaid interest to the redemption date.

Joint Book-Running Managers:

Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Banco Bradesco BBI S.A.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.

Co-Managers:	BB Securities Ltd. Scotia Capital (USA) Inc. Standard Chartered Bank

CUSIP/ISIN:	345397ZJ5 / US345397ZJ59

Floating Rate Notes due 2021

Issuer:	Ford Motor Credit Company LLC

Trade Date:	August 6, 2018

Settlement Date:	August 9, 2018 (T+3)

Stated Maturity:	October 12, 2021

Principal Amount:	$500,000,000

Price to Public:	100.000% plus accrued interest from the Settlement Date

Underwriting Discount:	0.250%

Net Proceeds (Before Expenses) to Issuer:	$498,750,000 (99.750%)

Interest Rate Basis:	Three-Month USD LIBOR

LIBOR Currency:	US dollars

Spread:	+88 basis points

Index Maturity:	Three months

Interest Rate Calculation:	Three-month USD LIBOR determined on the Interest Determination Date plus the Spread

Initial Interest Rate:	An interpolated rate between Three-month USD LIBOR and Two-month USD LIBOR as of two London Business Days prior to the Settlement Date plus the Spread

Interest Reset Dates:	Quarterly on January 12, April 12, July 12 and October 12 of each year, commencing October 12, 2018

Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date

Interest Payment Dates:	Interest will be paid quarterly on January 12, April 12, July 12 and October 12 of each year, commencing October 12, 2018 (short first coupon) and ending on the Maturity Date

Interest Payment Date Convention:	Modified Following, Adjusted

Day Count Convention:	Actual/360

Denominations:	Minimum denominations of $200,000 with increments of $1,000 thereafter

Joint Book-Running Managers:	Credit Agricole Securities (USA) Inc. Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC HSBC Securities (USA) Inc. Banco Bradesco BBI S.A. BNP Paribas Securities Corp. Citigroup Global Markets Inc.

Co-Managers:	BB Securities Ltd. Scotia Capital (USA) Inc. Standard Chartered Bank

CUSIP/ISIN:	345397ZG1 / US345397ZG11

The issuer has filed a registration statement, including a prospectus and a preliminary prospectus supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement (or, if available, the prospectus supplement) if you request it by calling Credit Agricole Securities (USA) Inc. at 1-866-807-6030, Credit Suisse Securities (USA) LLC at 1-800-221-1037, Goldman Sachs & Co. LLC at 1-866-471-2526 or at prospectus-ny@ny.email.gs.com, or HSBC Securities (USA) Inc. at 1-866-811-8049.